Exhibit 15

May 4, 2004

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

We are aware that Hudson Highland Group, Inc. has incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-110765 and 333-113703), Form S-4 (No. 333-114731) and Form S-8 (Nos. 333-104209, 333-104210 and 333-104212) our report dated April 29, 2004, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2004. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to April 29, 2004.

/s/    BDO Seidman, LLP

New York, New York